EXHIBIT 99.1

CDW Reports Record Third Quarter Sales and Excellent Profitability

Reinforces Power of Balanced Portfolio and Confidence in Strategy

(Dollars in millions, except per share amounts)	Three Months Ended September 30, 2016	Three Months Ended September 30, 2015	% Chg.	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015	% Chg.
Net Sales	$3,708.2	$3,501.1	5.9	$10,489.5	$9,570.3	9.6
Gross Profit	614.3	567.2	8.3	1,749.3	1,558.2	12.3
Net Income*	125.9	150.9	(16.6)	321.2	313.8	2.4
Adjusted EBITDA	310.4	282.1	10.0	843.6	761.0	10.9
Net Income per Diluted Share	$0.76	$0.88	(13.5)	$1.93	$1.82	5.7
Non-GAAP Net Income per Diluted Share	$0.97	$0.84	16.1	$2.57	$2.20	16.5
* The third quarter of 2015 Net income included a pre-tax gain of $98.1 million related to the remeasurement of the
Company's previously held 35 percent equity investment in CDW UK to fair value upon completion of the acquisition.

LINCOLNSHIRE, Ill., Nov. 02, 2016 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare in the United States, Canada and the United Kingdom, today announced third quarter 2016 results.  The company also announced approval by its Board of Directors of a 49 percent increase in its quarterly cash dividend to be paid in December 2016.

"Third quarter results reinforce the strength of our strategy and power of our business model," said Thomas E. Richards, chairman and chief executive officer of CDW. "We delivered solid topline growth with excellent profitability in today's challenging economic environment, once again highlighting the value of our balanced channels, broad solutions portfolio and investments in fast growing technologies, like cloud, security and services, which are leading growth across the company.”

"Once again strong operating results were amplified by share repurchases," said Ann E. Ziegler, CDW's chief financial officer. "Given our results year-to-date and outlook for the fourth quarter, we expect to exceed our annual medium-term target of low double-digit non-GAAP net income per share growth in 2016."

"In today's challenging marketplace, our balance -- across customers, products and technologies -- and focus on profitable growth will continue to serve us well," continued Richards.  "This quarter's results reinforce our confidence in our strategy and ability to continue to deliver sustainable, profitable growth and cash flows.  That confidence underpins our capital allocation strategy and the 49 percent dividend increase we announced today," said Richards.

“We are well-positioned to achieve our target of outpacing US IT market growth by 200 to 300 basis points on an organic, constant currency basis in 2016. To accomplish this, we will continue our laser-focus on meeting the needs of our more than 250,000 customers in the United States, Canada and the United Kingdom and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Richards.

A quarterly cash dividend of $0.16 per share will be paid on December 12, 2016 to all stockholders of record as of the close of business on November 25, 2016.

Third Quarter of 2016 Highlights:

Total net sales in the third quarter of 2016 were $3,708 million, compared to $3,501 million in the third quarter of 2015, an increase of 5.9 percent. There were 64 selling days for the three months ended September 30, 2016 and 2015.  On a constant currency basis, consolidated net sales growth, which includes CDW UK from August 1, 2015, versus third quarter of 2015 was 6.5 percent. Unfavorable currency impact to consolidated net sales growth was 60 basis points, driven by the translation of the British pound to US dollar.  Prior to January 1, 2016, CDW Advanced Services was included in "Other" for financial reporting purposes. Effective January 1, 2016, CDW Advanced Services is included in our Corporate and Public segments, and prior periods presented have been recast to reflect this change. Third quarter performance included:

  Total Corporate segment net sales in the third quarter of 2016 were $1,749 million, 0.9 percent lower than the third quarter of 2015. Corporate results reflected a 1.8 percent decrease to Medium and Large customers and a 4.1 percent increase to Small Business customers.

  Total Public segment net sales in the third quarter of 2016 were $1,641 million, 10.6 percent higher than the third quarter of 2015. Public results were led by increases of 15.1 percent to Education customers and 8.8 percent to Government customers. Healthcare customer sales increased 6.1 percent.

  Net sales for CDW Canada and CDW UK, combined as “Other” for financial reporting purposes, were $319 million in the third quarter of 2016, $66 million higher than the third quarter of 2015. CDW Canada net sales were not impacted by currency translation and grew mid-single digits in both US dollar-denominated and local currency.  Net sales generated by CDW UK during the quarter were $197 million.

Gross profit for the third quarter of 2016 was $614 million, compared to $567 million in the third quarter of 2015, representing an increase of 8.3 percent. Gross profit margin was 16.6 percent for the third quarter of 2016 versus 16.2 percent for the same period in 2015. The increase primarily reflected a higher mix of 100 percent gross margin revenues, such as warranties and software as a service, that are booked net of cost of goods sold, higher vendor partner funding and inclusion of CDW UK sales, which have a higher mix of services.  These increases were partially offset by unfavorable product price/mix changes.

Total selling and administrative expenses and advertising expense were $377 million in the third quarter of 2016, compared to $363 million in the third quarter of 2015, representing an increase of 3.9 percent. This increase was primarily driven by increased sales compensation consistent with gross profit growth, inclusion of one month of incremental CDW UK expenses and higher coworker count. Coworker count was 8,565 as of September 30, 2016, compared to 8,269 as of September 30, 2015.

Interest expense was $38 million for the three months ended September 30, 2016 and 2015. Long-term debt, including current maturities, of $3,241 million, net of cash of $118 million, was $3,123 million as of September 30, 2016 as compared to $3,170 million as of September 30, 2015.

The effective tax rate for the third quarter of 2016 was 36.5 percent, which resulted in a tax expense of $72 million, compared to a 38.7 percent tax rate and tax expense of $95 million in the third quarter of 2015.

Net income was $126 million in the third quarter of 2016, compared to $151 million in the third quarter of 2015, representing a decrease of 16.6 percent. The third quarter of 2015 Net income included a pre-tax gain of $98 million related to the remeasurement of the Company's previously held 35 percent equity investment in CDW UK to fair value upon completion of the acquisition.  Non-GAAP net income, which excludes acquisition-related intangible asset amortization, expenses related to non-cash equity compensation, acquisition and integration expenses, certain debt refinancing costs and certain other items, was $160 million in the third quarter of 2016, compared to $143 million in the third quarter of 2015, representing an increase of 11.9 percent.

Adjusted EBITDA, which excludes expenses related to non-cash equity and retention compensation, loss and income from equity investments, acquisition and integration expenses, certain debt refinancing costs and certain other items, was $310 million in the third quarter of 2016, compared to $282 million in the third quarter of 2015, representing an increase of 10.0 percent. Third quarter of 2016 Adjusted EBITDA margin was 8.4 percent, versus 8.1 percent for the third quarter of 2015.

Weighted average diluted shares outstanding were 165 million for the third quarter of 2016, compared to 171 million for the third quarter of 2015. Net income per diluted share for the quarter ended September 30, 2016 was $0.76, compared to $0.88 for the quarter ended September 30, 2015, representing a decrease of 13.5 percent. Non-GAAP net income per diluted share for the quarter ended September 30, 2016 was $0.97, compared to $0.84 for the quarter ended September 30, 2015, representing an increase of 16.1 percent.

First Nine Months of 2016 Highlights:

Total net sales in the first nine months of 2016 were $10,489 million, compared to $9,570 million in the first nine months of 2015, an increase of 9.6 percent.  Total average daily sales in the first nine months of 2016 were $55 million, compared to $50 million in the first nine months of 2015, representing a 9.0 percent increase. There were 192 selling days in the nine months ended September 30, 2016 and 191 selling days in the comparable period of 2015.

Gross profit for the first nine months of 2016 was $1,749 million, compared to $1,558 million for the first nine months of 2015, representing an increase of 12.3 percent. Gross profit margin was 16.7 percent for the first nine months of 2016 versus 16.3 percent for the same period in 2015, primarily due to an increased mix of 100 percent gross margin revenues, such as warranties and software as a service, that are booked net of cost of goods sold, higher vendor partner funding and the inclusion of CDW UK which more than offset the impact of unfavorable product price/mix changes.

Total selling and administrative expenses and advertising expense were $1,127 million in the first nine months of 2016, compared to $996 million in the first nine months of 2015, representing an increase of 13.2 percent.

Interest expense decreased by $8 million to $113 million for the first nine months of 2016, compared to $121 million for the comparable period in 2015, reflecting a lower average interest rate.

The effective tax rate for the first nine months of 2016 was 37.0 percent, which resulted in a tax expense of $188 million, compared to a 37.9 percent tax rate and tax expense of $192 million in the first nine months of 2015.

Net income was $321 million in the first nine months of 2016, compared to $314 million in the first nine months of 2015. Non-GAAP net income was $429 million in the first nine months of 2016, compared to $380 million in the first nine months of 2015, representing an increase of 12.8 percent.

Adjusted EBITDA was $844 million in the first nine months of 2016, compared to $761 million in the first nine months of 2015, representing an increase of 10.9 percent. Adjusted EBITDA margin was 8.0 percent in the first nine months of 2016 and 2015.

Weighted average diluted shares outstanding were 167 million for the first nine months of 2016, compared to 172 million for the first nine months of 2015. The company repurchased a total of 8 million shares for $355 million during the first nine months of 2016. Net income per diluted share for the nine months ended September 30, 2016 was $1.93, compared to $1.82 for the nine months ended September 30, 2015, representing an increase of 5.7 percent. Non-GAAP net income per diluted share for the nine months ended September 30, 2016 was $2.57, compared to $2.20 for the nine months ended September 30, 2015, representing an increase of 16.5 percent.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, general economic conditions; decreases in spending on technology products; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; fluctuations in foreign currency; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise unless required by law.

Non-GAAP Financial Information

EBITDA is defined as consolidated net income before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, which is a measure defined in the Company’s credit agreements, means EBITDA adjusted for certain items which are described in the financial statement tables that accompany this press release. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, non-cash equity-based compensation, acquisition and integration expenses, and gains and losses from the extinguishment of long-term debt. Consolidated net sales growth on a constant currency basis is defined as consolidated net sales growth excluding the impact of foreign currency translation on net sales compared to the prior period.

EBITDA, Adjusted EBITDA, Non-GAAP net income, and consolidated net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

The Company believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of the Company’s business,  as they remove the impact of items that management believes are not reflective of underlying operating performance. The Company uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. Additionally, Adjusted EBITDA is a measure in the credit agreement governing our Senior Secured Term Loan Facility (“Term Loan”) used to evaluate the Company’s ability to make certain investments, incur additional debt and make restricted payments, such as dividends and share repurchases, as well as whether the Company is required to make additional principal prepayments on the Term Loan beyond the quarterly amortization payments.

Our medium term annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of the Company's routine activities, such as refinancing activities or acquisition and integration expenses.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs approximately 8,600 coworkers. For the twelve months ended September 30, 2016, the company generated net sales of nearly $14 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, November 2, 2016 at 7:30 a.m. CT/8:30 a.m. ET to discuss its third quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
(847) 968-0238

Media Inquiries
Mary Viola
Vice President, Corporate Communications
(847) 968-0743

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per-share amounts)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change(i)	2016	2015	% Change(i)

Net sales	$3,708.2	$3,501.1	5.9%	$10,489.5	$9,570.3	9.6%
Cost of sales	3,093.9	2,933.9	5.5	8,740.2	8,012.1	9.1

Gross profit	614.3	567.2	8.3	1,749.3	1,558.2	12.3

Selling and administrative expenses	334.9	321.4	4.2	1,009.0	887.5	13.7
Advertising expense	41.9	41.2	1.7	118.3	108.6	9.0
Income from operations	237.5	204.6	16.0	622.0	562.1	10.7

Interest expense, net	(37.6)	(38.5)	(2.3)	(112.6)	(121.1)	(7.0)
Net loss on extinguishments of long-term debt	(2.1)	—	nm*	(2.1)	(24.3)	(91.4)
Gain on remeasurement of equity investment	—	98.1	(100.0)	—	98.1	(100.0)
Other income (expense), net	0.4	(18.0)	nm*	2.3	(9.5)	nm*

Income before income taxes	198.2	246.2	(19.5)	509.6	505.3	0.9

Income tax expense	(72.3)	(95.3)	(24.1)	(188.4)	(191.5)	(1.6)

Net income	$125.9	$150.9	(16.6)%	$321.2	$313.8	2.3%

Net income per common share:
Basic	$0.78	$0.89	(12.8)%	$1.95	$1.84	6.2%
Diluted	$0.76	$0.88	(13.5)%	$1.93	$1.82	5.7%

Weighted-average shares outstanding:
Basic	162.1	169.6		164.8	170.9
Diluted	164.9	171.0		166.9	172.3

* Not meaningful

(i) There were 64 selling days for the three months ended September 30, 2016 and 2015. There were 192 and 191 selling days for the nine months ended September 30, 2016 and 2015, respectively. On an average daily sales basis, Net sales increased 5.9 percent and 9.0 percent for the three and nine months ended September 30, 2016, respectively.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

The Company has included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and consolidated net sales growth on a constant currency basis for the three and nine months ended September 30, 2016 and 2015 below.

NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change

Net income	$125.9	$150.9		$321.2	$313.8
Amortization of intangibles(i)	46.5	45.6		141.0	126.1
Non-cash equity-based compensation	10.0	7.8		28.1	20.0
Non-cash equity-based compensation related to equity investment(ii)	—	20.0		—	20.0
Net loss on extinguishments of long-term debt	2.1	—		2.1	24.3
Acquisition and integration expenses(iii)	2.4	7.0		6.2	8.7
Gain on remeasurement of equity investment(iv)	—	(98.1)		—	(98.1)
Other adjustments(v)	(3.3)	0.9		(6.0)	2.5
Aggregate adjustment for income taxes(vi)	(23.3)	9.1		(64.0)	(37.5)
Non-GAAP net income(vii)	$160.3	$143.2	11.9%	$428.6	$379.8	12.8%

GAAP net income per diluted share	$0.76	$0.88	(13.5)%	$1.93	$1.82	5.7%
Non-GAAP net income per diluted share	$0.97	$0.84	16.1%	$2.57	$2.20	16.5%
Shares used in computing GAAP and Non-GAAP net income per diluted share	164.9	171.0		166.9	172.3

(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii) Represents the Company's 35% share of an expense related to certain equity awards granted by one of the sellers to CDW UK coworkers in July 2015 prior to the Company's acquisition.

(iii) Comprises expenses related to CDW UK.

(iv) Represents the gain resulting from the remeasurement of the Company's previously held 35% equity investment to fair value upon the completion of the Company's acquisition of CDW UK.

(v) Primarily includes the Company’s share of settlement payments received from the Dynamic Random Access Memory class action lawsuits during the three and nine months ended September 30, 2016 and the favorable resolution of a local sales tax matter during the nine months ended September 30, 2016.  Also includes expenses related to the consolidation of office locations north of Chicago during the three and nine months ended September 30, 2016 and 2015.

(vi) For the three and nine months ended September 30, 2016, the aggregate adjustment for income taxes is based on applying a statutory effective tax rate of 36.0% to the amount of pre-tax adjustments.  In addition, the aggregate adjustment for income taxes includes $2.7 million of discrete tax benefits recorded in the quarter: $1.5 million related to the adjustment to the deferred tax liability for the acquired intangibles due to a future tax rate reduction in the UK, and $1.2 million for the stock compensation tax benefit related to the adoption of ASU 2016-09.  For the three and nine months ended September 30, 2015, the adjustment was based on a statutory effective tax rate of 38.0% (39.0% prior to the CDW UK acquisition), except for the non-cash equity-based compensation from the Company's equity investment and the gain resulting from the remeasurement of the Company's previously held 35% equity investment to fair value upon the completion of the acquisition of CDW UK, which were tax effected at a rate of 35.4%. Includes additional tax expense during the three and nine months ended September 30, 2015 of $3.3 million as a result of recording withholding tax on the unremitted earnings of the Company's Canadian subsidiary.

(vii) Includes the impact of consolidating two months of CDW UK's financial results for the three and nine months ended September 30, 2015 .

CDW CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(in millions)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	% of Net sales	2015	% of Net sales	2016	% of Net sales	2015	% of Net sales

Net income	$125.9		$150.9		$321.2		$313.8
Depreciation and amortization	63.1		59.9		190.7		165.0
Income tax expense	72.3		95.3		188.4		191.5
Interest expense, net	37.6		38.5		112.6		121.1
EBITDA	298.9	8.1%	344.6	9.8%	812.9	7.8%	791.4	8.3%
Adjustments:
Non-cash equity-based compensation	10.0		7.8		28.1		20.0
Net loss on extinguishment of long-term debt	2.1		—		2.1		24.3
(Income) loss from equity investments(i)	(0.2)		18.8		(0.9)		10.3
Acquisition and integration expenses(ii)	2.4		7.0		6.2		8.7
Gain on remeasurement of equity investment(iii)	—		(98.1)		—		(98.1)
Other adjustments(iv)	(2.8)		2.0		(4.8)		4.4
Total adjustments	11.5		(62.5)		30.7		(30.4)
Adjusted EBITDA(v)	$310.4	8.4%	$282.1	8.1%	$843.6	8.0%	$761.0	8.0%

(i) Represents the Company's share of net income/loss from the Company's equity investments. The Company's 35% share of CDW UK's net loss for the three and nine months ended September 30, 2015 includes the Company's 35% share of an expense related to certain equity awards granted by one of the sellers to CDW UK coworkers in July 2015 prior to the acquisition.

(ii) Comprises expenses related to CDW UK.

(iii) Represents the gain resulting from the remeasurement of the Company's previously held 35% equity investment to fair value upon the completion of the Company's acquisition of CDW UK.

(iv) Primarily includes the Company’s share of settlement payments received from the Dynamic Random Access Memory class action lawsuits during the three and nine months ended September 30, 2016 and the favorable resolution of a local sales tax matter during the nine months ended September 30, 2016.  Also includes expenses related to the consolidation of office locations north of Chicago and historical retention costs during the three and nine months ended September 30, 2016 and 2015.

(v) Includes the impact of consolidating two months of CDW UK's financial results for the three and nine months ended September 30, 2015.

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(in millions)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	% Change	Average Daily % Change(i)	2016	2015	% Change	Average Daily % Change(i)
Consolidated Net sales, as reported	$3,708.2	$3,501.1	5.9%	5.9%	$10,489.5	$9,570.3	9.6%	9.0%
Foreign currency translation(ii)	—	(20.4)			—	(37.9)
Consolidated Net Sales on a Constant Currency Basis	$3,708.2	$3,480.7	6.5%	6.5%	$10,489.5	$9,532.4	10.0%	9.5%

(i) There were 64 selling days for the three months ended September 30, 2016 and 2015. There were 192 and 191 selling days for the nine months ended September 30, 2016 and 2015, respectively.

(ii) Represents the effect of translating the prior year results of CDW Canada and the two months of CDW UK's results for the three and nine months ended September 30, 2015, at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30, 2016	December 31, 2015	September 30, 2015
Assets	(unaudited)	(audited)	(unaudited)

Current assets:
Cash and cash equivalents	$118.3	$37.6	$97.5
Accounts receivable, net of allowance for doubtful accounts of $5.9, $6.0 and $7.0, respectively	2,019.8	2,017.4	1,860.0
Merchandise inventory	451.6	393.1	411.4
Miscellaneous receivables	269.4	198.4	230.6
Prepaid expenses and other	138.7	144.3	135.4
Total current assets	2,997.8	2,790.8	2,734.9

Property and equipment, net	162.5	175.4	154.4
Goodwill	2,467.9	2,500.4	2,517.4
Other intangible assets, net	1,110.6	1,276.4	1,325.4
Other assets(i)	34.0	12.3	9.4
Total assets	$6,772.8	$6,755.3	$6,741.5

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$997.7	$866.5	$1,012.7
Accounts payable - inventory financing	477.7	439.6	354.7
Current maturities of long-term debt	18.5	27.2	27.5
Accrued expenses and other liabilities	632.9	554.0	477.0
Total current liabilities	2,126.8	1,887.3	1,871.9

Long-term liabilities:
Debt	3,222.9	3,232.5	3,240.3
Deferred income taxes(i)	393.2	469.6	495.9
Other liabilities	39.4	70.0	57.7
Total long-term liabilities	3,655.5	3,772.1	3,793.9

Total stockholders’ equity	990.5	1,095.9	1,075.7
Total liabilities and stockholders’ equity	$6,772.8	$6,755.3	$6,741.5

(i) In the first quarter of 2016, the Company elected to early adopt ASU 2015-17 on a prospective basis. Under the ASU, all deferred taxes are required to be presented as noncurrent on the Consolidated Balance Sheet. The adoption of this standard did not have a material impact on the Company's Consolidated Financial Statements.

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended September 30,
	2016	2015	% Change(i)	Average Daily % Change(i)
Corporate:
Medium / Large	$1,463.5	$1,490.6	(1.8)%	(1.8)%
Small Business	285.4	274.1	4.1	4.1
Total Corporate(ii)	$1,748.9	$1,764.7	(0.9)%	(0.9)%

Public:
Government	$537.5	$493.9	8.8%	8.8%
Education	671.4	583.3	15.1	15.1
Healthcare	431.7	406.7	6.1	6.1
Total Public(ii)	$1,640.6	$1,483.9	10.6%	10.6%

Other(ii)	$318.7	$252.5	26.2%	26.2%

Total Net Sales	$3,708.2	$3,501.1	5.9%	5.9%

(i) There were 64 selling days for the three months ended September 30, 2016 and 2015.

(ii) Effective January 1, 2016, the CDW Advanced Services business is included in the Company's Corporate and Public segments. Segment information reported in prior periods has been reclassified to conform to the current period presentation.

	Nine Months Ended September 30,
	2016	2015	% Change(i)	Average Daily % Change(i)
Corporate:
Medium / Large	$4,363.1	$4,353.7	0.2%	(0.3)%
Small Business	857.2	819.9	4.5	4.0
Total Corporate(ii)	$5,220.3	$5,173.6	0.9%	0.4%

Public:
Government	$1,334.1	$1,178.9	13.2%	12.6%
Education	1,652.4	1,477.6	11.8	11.2
Healthcare	1,270.6	1,233.2	3.0	2.5
Total Public(ii)	$4,257.1	$3,889.7	9.4%	8.9%

Other(ii)	$1,012.1	$507.0	99.6%	98.6%

Total Net Sales	$10,489.5	$9,570.3	9.6%	9.0%

(i) There were 192 and 191 selling days for the nine months ended September 30, 2016 and 2015, respectively.

(ii) Effective January 1, 2016, the CDW Advanced Services business is included in the Company's Corporate and Public segments. Segment information reported in prior periods has been reclassified to conform to the current period presentation.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(in millions)
(unaudited)

	September 30, 2016	December 31, 2015	September 30, 2015

Debt and Revolver Availability
Cash and cash equivalents	$118.3	$37.6	$97.5
Total debt	3,241.4	3,259.7	3,267.8
Senior secured debt	1,559.3	1,586.6	1,595.8
Outstanding borrowings under Revolver	—	—	—
Borrowing base under ABL Revolver(i)	1,584.4	1,423.1	1,412.4
Revolver availability	866.9	916.8	981.5
Cash plus Revolver availability(ii)	985.2	954.4	1,079.0
Total net leverage ratio(iii)	2.9	3.0	3.1

Working Capital
Days of sales outstanding (DSO)(iv)	49	48	45
Days of supply in inventory (DIO)(iv)	13	13	13
Days of purchases outstanding (DPO)(iv)	(44)	(40)	(40)
Cash conversion cycle(iv)	18	21	18

(i) Amount in effect at period-end, applicable to the Company's ABL Revolving Credit Facility.

(ii) Amount in effect at period-end, including CDW UK's Revolving Credit Facility, which is a multi-currency revolving credit facility with an aggregate amount of £50 million in availability.

(iii) Defined in the Company's credit agreement, on a consolidated basis, as the ratio of total debt at period-end excluding any unamortized discount and/or premium and unamortized deferred financing costs, less cash and cash equivalents, to trailing twelve months (TTM) Adjusted EBITDA, a non-GAAP measure defined in the Company's credit agreement. The Senior Secured Term Loan Facility calculates Adjusted EBITDA on a trailing twelve month basis, which includes twelve months of CDW UK's results on a pro forma basis.

(iv) Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2016	2015

Cash flows from operating activities	$499.3	$294.9

Capital expenditures	(41.4)	(43.9)
Acquisition of business, net of cash acquired	—	(263.8)
Other cash flows from investing activities	(2.1)	(0.5)
Cash flows from investing activities	(43.5)	(308.2)

Net change in accounts payable - inventory financing	39.2	22.6
Other cash flows from financing activities	(410.1)	(252.5)
Cash flows from financing activities	(370.9)	(229.9)

Effect of exchange rate changes on cash and cash equivalents	(4.2)	(3.8)
Net increase (decrease) in cash and cash equivalents	80.7	(247.0)
Cash and cash equivalents - beginning of period	37.6	344.5
Cash and cash equivalents - end of period	$118.3	$97.5

Supplementary disclosure of cash flow information:
Cash paid for interest, net	$(117.4)	$(125.4)
Cash paid for income taxes, net	$(234.5)	$(218.0)

CDW CORPORATION AND SUBSIDIARIES
RECAST NET SALES DETAIL (i)
(dollars in millions)
(unaudited)

	Q1 2015		Q2 2015		Q3 2015		Q4 2015		Full Year 2015 (ii)
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast
Corporate:
Medium / Large	$1,313.9	$1,341.9	$1,492.1	$1,521.3	$1,458.9	$1,490.6	$1,493.4	$1,521.5	$5,758.2	$5,875.3
Small Business	260.1	268.5	269.3	277.3	265.6	274.1	263.2	273.1	1,058.2	1,093.0
Total Corporate	$1,574.0	$1,610.4	$1,761.4	$1,798.6	$1,724.5	$1,764.7	$1,756.6	$1,794.6	$6,816.4	$6,968.3

Public:
Government	$288.6	$294.2	$385.0	$390.8	$488.6	$493.9	$513.7	$522.0	$1,675.9	$1,700.9
Education	343.6	345.4	546.1	548.9	579.0	583.3	338.3	341.2	1,807.0	1,818.8
Healthcare	373.6	377.6	443.1	448.8	400.5	406.7	425.3	430.8	1,642.6	1,663.9
Total Public	$1,005.8	$1,017.2	$1,374.2	$1,388.5	$1,468.1	$1,483.9	$1,277.3	$1,294.0	$5,125.5	$5,183.6

Other	$175.4	$127.6	$178.4	$126.9	$308.5	$252.5	$384.5	$329.8	$1,046.8	$836.8

Total Net Sales	$2,755.2	$2,755.2	$3,314.0	$3,314.0	$3,501.1	$3,501.1	$3,418.4	$3,418.4	$12,988.7	$12,988.7

	Q1 2014		Q2 2014		Q3 2014		Q4 2014		Full Year 2014 (ii)
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast
Corporate:
Medium / Large	$1,274.8	$1,296.4	$1,395.4	$1,417.7	$1,374.8	$1,396.6	$1,440.3	$1,467.6	$5,485.4	$5,578.3
Small Business	230.8	239.8	260.8	270.0	247.9	256.9	250.7	259.0	990.1	1,025.7
Total Corporate	$1,505.6	$1,536.2	$1,656.2	$1,687.7	$1,622.7	$1,653.5	$1,691.0	$1,726.6	$6,475.5	$6,604.0

Public:
Government	$254.2	$259.5	$313.1	$319.5	$441.3	$449.4	$440.8	$447.5	$1,449.4	$1,475.9
Education	321.6	323.8	527.0	529.9	632.8	639.0	342.6	346.0	1,824.0	1,838.7
Healthcare	394.1	398.7	431.5	435.8	394.7	398.7	385.7	390.5	1,606.0	1,623.7
Total Public	$969.9	$982.0	$1,271.6	$1,285.2	$1,468.8	$1,487.1	$1,169.1	$1,184.0	$4,879.4	$4,938.3

Other	$176.8	$134.1	$178.2	$133.1	$174.6	$125.5	$190.0	$139.5	$719.6	$532.2

Total Net Sales	$2,652.3	$2,652.3	$3,106.0	$3,106.0	$3,266.1	$3,266.1	$3,050.1	$3,050.1	$12,074.5	$12,074.5

(i) Effective January 1, 2016, the CDW Advanced Services business is included in the Company's Corporate and Public segments. Segment information reported in prior periods has been reclassified to conform to the current period presentation.

(ii) May not crossfoot due to immaterial rounding.